UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On December 19, 2011, IntelGenx Corp., a wholly owned subsidiary of IntelGenx Technologies Corp. (the “Company”), entered into a Development Services and Commercialization Agreement (the “Agreement”) with Par Pharmaceutical, Inc. (“Par”) for the development and commercialization of a new product utilizing one of the Company’s proprietary oral drug delivery platforms.

Under the terms of the Agreement, Par has obtained certain exclusive rights to market and sell the product in the United States. In exchange for granting Par such rights, the Company will receive upfront payments, contingent milestone payments, and a double-digit percentage royalty of all net sales upon commercialization. In addition, Par has a right of first refusal to obtain the exclusive commercialization rights for an additional new product utilizing one of the Company’s proprietary drug delivery platforms.

The term of the agreement is the later of (i) 10 years following the earlier of commercial launch and the first commercial sale of the product; and (ii) the end of the commercial life of the product, unless otherwise terminated in the event of, without limitation (i) failure by either the Company or Par to perform their respective obligations under the Agreement; (ii) if pilot bioequivalency studies are not successful, or (iii) otherwise by mutual consent of the parties. The Agreement also contains customary confidentiality, indemnification and intellectual property protection provisions.

On December 21, 2011, the Company issued a press release announcing entry into the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release of IntelGenx Technologies Corp. dated as of December 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/ Horst G. Zerbe
Name: Horst G. Zerbe
Title: President and Chief Executive Officer

Date: December 20, 2011